Exhibit 99.1

Updated—Important Notice Concerning Limitations

on Your Trading in Nicor Inc. Securities

During Special Blackout Period

December 7, 2011

To:	Directors and Executive Officers of Nicor Inc. (“Nicor”)

From: Paul Gracey

1.	On October 24, 2011, you were provided a notice regarding restrictions on your ability to deal in Nicor common stock as well as derivative securities, such as stock options, during a blackout period required under Sarbanes-Oxley Act of 2002 and U.S. Securities and Exchange Commission Regulation BTR (Blackout Trading Restriction) or Reg BTR in connection with the Merger of the merger (the “Merger”) of Nicor with AGL Resources Inc. (“AGL”), and for the Nicor Stock Fund under the Nicor Companies Savings Investment Plan, the Nicor Gas Thrift Plan and the Birdsall Inc. Retirement Savings Plan (the “401(k) Plan blackout period”). Please refer to that notice regarding further details on the reasons for the 401(k) Plan blackout period.

2.	As noted in the prior notice, the 401(k) Plan blackout period is scheduled to begin at 12 p.m. central time, on the trading date immediately before the Merger closing date. The Merger closing is subject to the Illinois Commerce Commission’s (“ICC”) review and approval and the receipt and acceptance of the ICC’s written order authorizing the merger that is satisfactory to AGL and Nicor. Pending approval of the ICC, the parties anticipate that the closing of the Merger could occur during the week of Sunday, December 4, 2011 through Saturday, December 10, 2011. It is expected that the 401(k) Plan blackout period will end 8-10 business days after the closing of the Merger, but the exact end date is not currently known. Pursuant to Rule 104(b)(1)(iv)(B) of Regulation BTR, directors and executive officers may obtain, without charge, information as to whether the 401(k) Plan blackout period has begun or ended by contacting Neil Maloney at (630) 388-3507 or c/o Nicor, Inc. 1844 West Ferry Road Naperville, IL 60563.

3.	During the 401(k) Plan blackout period, you are prohibited from directly or indirectly, purchasing, selling or otherwise transferring any equity security of Nicor that you acquired in connection with your service as a director or an executive officer. “Equity securities” are defined broadly to include stock options and other derivatives. Covered transactions are not limited to those involving your direct ownership, but also include any transaction in which you have a direct or indirect pecuniary interest. For example, you may be deemed to have an interest in transactions in equity securities of Nicor by your family members if such securities were originally acquired in connection with your service or employment as a Nicor executive officer or director.

4.	The prohibition covers securities acquired “in connection with service as a director or employment as an executive officer.” This includes, among other things, securities acquired by you under a compensatory plan or contract (such as under a stock option or deferred compensation plan), in transactions between you and Nicor, and as shares necessary for you to qualify as a director or to satisfy minimum ownership requirements or guidelines. Securities acquired outside of your service as a director or executive officer (such as shares acquired when you were an employee but not yet an executive officer) are not covered.

5.	If you engage in a transaction that violates these rules, you can be required to disgorge your profits from the transaction, and you are subject to civil and criminal penalties.

6.	This special blackout period does not apply to the conversion of any Nicor common stock, stock options, restricted stock units, or other derivative securities for Nicor common stock that you hold into cash and AGL shares in connection with the Merger. However, it does apply to AGL shares you will receive in the Merger for the Nicor common stock, options, restricted stock units or other derivative securities you hold which are otherwise subject to the Reg BTR trading restrictions.

7.	Nicor was unable to provide you with more advance notice of the exact dates of the start of the 401(k) Plan blackout period, as it is awaiting approval of the Merger by the ICC, and is unable to determine when such approval will be obtained. The parties anticipate that the closing of the Merger will occur as promptly as practicable after ICC approval is obtained and AGL and Nicor have received and accepted a satisfactory written order to that effect.

The rules summarized above are complex, and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe. Therefore, please contact Neil Maloney at (630) 388-3507, or c/o Nicor, Inc. 1844 West Ferry Road Naperville, IL 60563 before engaging in any transaction involving Nicor or AGL securities during the 401(k) Plan blackout period, or if you believe that any such transaction in which you have a pecuniary interest may occur during the 401(k) Plan blackout period.

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